                                                                   EXHIBIT 12.01


                          MBIA Inc. and Subsidiaries(1)
                        (in thousands except for ratios)

                                                                                                    Six Months
                                                                                                  Ended June 30,
Earnings to Fixed Charges                                                                              2002
(Interest Coverage) Ratio         1997         1998          1999          2000         2001        (unaudited)
==============================================================================================================
Income before taxes            $525,252     $565,038       $387,883     $714,857     $790,984         $414,887
Interest Expense                 38,645       44,620         53,935       53,756       56,445           25,790
Portion of rentals deemed
  to be interest (2)              1,549        1,923          1,947        1,437          939              531
                               --------     --------       --------     --------      -------          -------
Earnings                       $565,446     $611,581       $443,765     $770,050     $848,388          441,208
                               ========     ========       ========     ========     ========          =======

Interest Expense                $38,645      $44,620        $53,935      $53,756      $56,445           25,790
Portion of rentals deemed
  to be interest (2)              1,549        1,923          1,947        1,437          959              531
                               --------     --------       --------     --------      -------         --------
Fixed Charges                   $40,194      $46,543        $55,882      $55,193      $57,404          $26,321
                               ========     ========       ========     ========     ========         ========

Earnings to Fixed Charges          14.1         13.1            7.9         14.0         14.8             16.8
                               ========         ====       ========     ========      =======         ========

----------------------
(1) All periods have been adjusted to reflect the merger with CapMAC Holdings and 1838 Investment Advisors.

(2) Pertains to a portion of rental expense (33%) of MBIA locations excluding Corporate Headquarters.